UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2008

NovaRay Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52731	16-1778998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39655 Eureka Drive, Suite A, Newark, California	94560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 619-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 8, 2008, William Frederick, 45, joined NovaRay Medical, Inc. (the “Company”) as its Chief Financial Officer. Marc Whyte concurrently resigned as Chief Financial Officer of the Company but remained as Chief Operating Officer and a member of the Board of Directors of the Company.

Prior to joining the Company, Mr. Frederick was Senior Vice President and Chief Financial Officer at Pharsight Corporation from April 2006 to December 2008. From January 2004 to February 2006, Mr. Frederick was Vice President and Chief Financial Officer of Versata, Inc. Mr. Frederick joined Versata in December 2002 as Corporate Controller and was appointed as acting Chief Financial Officer in November 2003 and then as Vice President and Chief Financial Officer in January 2004. From February 2005 to June 2005, Mr. Frederick was also appointed as Versata’s interim Chief Executive Officer and President. From August 2000 through March 2002, Mr. Frederick served as Vice President, Finance at Clarent Corporation. From January 2000 through August 2000, Mr. Frederick was Corporate Controller at ACT Networks, Inc., at which time it was acquired by Clarent in August 2000. From May 1999 to November 1999, Mr. Frederick was the Chief Financial and Administrative Officer of IAM.com, Inc. Mr. Frederick holds a M.B.A degree from California State University at Long Beach and a Bachelor’s degree in Finance from California State University at Fullerton.

The Company entered into an Executive Employment Agreement with Mr. Frederick dated as of November 18, 2008 (the “Employment Agreement”). Pursuant to the Employment Agreement, the Company shall pay Mr. Frederick a base salary of $225,000 per year. The Company shall recommend to the Board of Directors of the Company that Mr. Frederick be eligible for incentive compensation for the first year of employment targeted at twenty-five percent (25%) of Mr. Frederick’s base salary, with total compensation targeted at $281,250. The Company shall recommend to the Board of Directors of the Company that Mr. Frederick be provided with an option to purchase 150,000 shares of the Common Stock of the Company including vesting requirements of twenty-five percent (25%) after continued employment of one full year and 1/48 after each full month of continued employment thereafter. In the event of termination of Mr. Frederick’s employment without Cause (as defined in the Employment Agreement) by the Company, Mr. Frederick will receive severance pay of: (a) three (3) months of his base salary then in effect and three (3) months of his health care benefits then in effect, provided such termination occurs after seven (7) months of continued employment with the Company and (b) an additional three (3) months of his base salary then in effect and an additional three (3) months of his health care benefits then in effect, provided such termination occurs after twelve (12) months of continued employment with the Company. If Mr. Frederick’s employment is terminated by the Company without Cause or by Mr. Frederick for Good Reason (as defined in the Employment Agreement) within one year after a Change in Control (as defined in the Employment Agreement), Mr. Frederick shall receive in lieu of any severance pay, salary continuation or health care benefits, (i) twelve (12) months of his base salary then in effect; (ii) twelve (12) months of his health care benefits then in effect; and (iii) full accelerated vesting of all stock options.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement by and between NovaRay Medical, Inc. and William Frederick dated as of November 18, 2008.

99.1	Press release, dated December 11, 2008, announcing addition of Will Frederick as Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NovaRay Medical, Inc.

Dated: December 11, 2008	By:	/s/ Jack Price
	Name:	Jack Price
	Title:	President and Chief Executive Officer